Filed Pursuant to Rule 424(b)(3)
File Number 333-139731

PROSPECTUS SUPPLEMENT NO. 3
to Prospectus declared
effective on July 5, 2007
(Registration No. 333-139731)

JAVA DETOUR, INC.

This Prospectus Supplement No. 3 supplements our Prospectus dated July 5, 2007 (the “Prospectus”) and Prospectus Supplements Nos. 1 and 2 (collectively referred to as the “Prospectus Supplements”) dated August 27, 2007 and September 28, 2007, respectively. The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling shareholders, except for funds received from the exercise of warrants and options held by selling shareholders, if and when exercised.

You should read this Prospectus Supplement No. 3 together with the Prospectus and Prospectus Supplements.

This Prospectus Supplement No. 3 includes the attached Current Report on Form 8-K of Java Detour, Inc., as filed with the Securities and Exchange Commission (the “SEC”) on October 22, 2007.

Our common stock is quoted on the Electronic Quotation Services (the “Pink Sheets”) under the symbol “JVDT.PK.”

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 3 is November 13, 2007.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2007

JAVA DETOUR, INC.
(Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of Incorporation or organization) 1550 Bryant Street, Suite 500 San Francisco, CA (Address of principal executive offices)	000-52357 (Commission File Number)	20-5968895 (I.R.S. Employer Identification Number) 94103 (Zip Code)

Registrant’s telephone number, including area code: (415) 241-8020

2121 Second Street, Suite C105
Davis, California 95618
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Report, “we”, “us,” “our,” “Java Detour,” “Registrant” or the “Company” refer to Java Detour, Inc. and its consolidated subsidiaries.

Item 1.01 Entry into a Material Definitive Agreement.

As previously reported in its Amendment No. 1 to the Registration Statement on Form SB-2 dated, and filed with the Securities and Exchange Commission (“SEC”) on, July 24, 2007, in March 2007, the Company sold the rights to franchise Java Detour® stores throughout the Middle East for $1.0 million pursuant to a master licensing agreement (the “Agreement”) with Java Universe, LLC (“Java Universe”). Pursuant to the Agreement, the Company also agreed, subject to board approval, to issue derivative securities to purchase 600,000 shares of its common stock at $1.00 per share.

On October 16, 2007, the Company executed a letter agreement with Java Universe, amending the terms of the Agreement (the “Amendment”). Pursuant to the Amendment, the Company granted Java Universe an extension until October 31, 2007 to tender a remaining payment of $500,000 (the “Payment) originally due and payable upon the earlier of (i) the Company registering as a franchisor in the Middle East and North Africa marketplaces or (ii) September 30, 2007, six months from the date of execution of the Agreement. Additionally, the Company has agreed, upon receipt of the Payment, to issue a warrant (the “Warrant”) to Java Universe to purchase 600,000 shares of the Company’s common stock at $1.00 per share, such Warrant satisfying any and all obligations on the part of the Company to issue any derivative securities to Java Universe or any of its affiliates pursuant to the Agreement.

The foregoing description of the Amendment is qualified in its entirety by the full text of the Amendment, which is filed as Exhibit 10.2 to this Report and incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1
Master Franchise Agreement dated as of March 30, 2007 by and between Java Detour and Java Universe, LLC (incorporated by reference to Exhibit 10.16 to the Registrant’s Amendment No. 3 to Form 10-SB filed with the SEC on May 2, 2007).

10.2	Letter Agreement, amending the terms of the Master Franchise Agreement, executed as of October 16, 2007.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: October 19, 2007

JAVA DETOUR, INC.

By:	/s/ Michael Binninger
Michael Binninger Chief Executive Officer

3

Java Universe, LLC

October 2, 2007

Michael Binninger
CEO
Java Detour, Inc.
2121 Second Street
Building C, Suite 105
Davis, CA 95618

RE: Extension on Middle East Franchise Agreement

Dear Mr. Binninger:

Per your conversation with Joseph Mehanna, President of Java Universe, LLC, and myself on Tuesday, September 25, 2007, this letter confirms that (x) Java Detour has granted Java Universe, LLC an extension until October 31, 2007 to tender remaining payment of $500,000 (the “Payment”) as required by Section 3.1 of that certain Middle East Franchise Agreement (the “Agreement”) signed by Java Universe, LLC and Java Detour; (y) as agreed to by both Java Detour and Java Universe LLC (i) all requirements under the Agreement imposed on Java Detour to issue Stock Options to Java Universe, LLC at any time in the past or future are hereby removed and Java Detour shall have no obligation to issue Stock Options to Java Universe, LLC or any of its affiliates and (ii) Java Detour will instead issue a warrant (the “Warrant”) to Java Universe, LLC to purchase 600,000 shares of the common stock of Java Detour at the price of one dollar per share and in accordance with the terms and conditions of the Warrant; and (z) upon receipt of the Payment, Java Detour shall issue the Warrant to Java Universe, LLC. Capitalized terms used in this letter but not defined herein shall have the meaning given to such term in the Agreement.

All other terms and conditions of the Agreement remain unchanged and in full force and effect.

Please send a letter of acknowledgement for our files. If you have any questions, please do not hesitate to contact me at (310) 270-4855.

Sincerely,

Chantelle A. Osman

Acknowledged and Agreed to as set forth above:

JAVA DETOUR

By:	/s/ Michael Binninger
Name:	Michael Binninger
Title:	CEO
Date:	October 16, 2007

JAVA UNIVERSE

By:	/s/ Elie K. Samaha
Name:	Elie K. Samaha
Title:	CEO
Date:	October 16, 2007

8228 Sunset Boulevard - Los Angeles, CA 90046
(323) 654-0088 - joseph.mehanna@gmail.com